Exhibit 99.1

Press Release

Versus Systems Announces Strategic Restructuring, New Interim CEO, and Key Investor Engagement

Vancouver, British Columbia – July 1, 2024

Versus Systems, Inc. (NASDAQ: VS), a pioneering technology company in interactive entertainment, is pleased to announce the appointment of a new Interim Chief Executive Officer.

Effective immediately, Curtis Wolfe has been appointed as the new Interim Chief Executive Officer of Versus Systems. Curtis Wolfe brings with him years of experience in technology companies, including online media, ad technologies, and video games. In addition, Curtis is an experienced attorney licensed in Florida and Delaware who teaches Transactional Skills (Mergers and Acquisitions) at the University of Miami School of Law. His leadership is expected to drive the company forward in its next phase of growth and innovation.

“I’m thrilled to join Versus Systems at this transformative stage,” said Curtis Wolfe, Interim CEO of Versus Systems. “We will conduct a thorough review of the Company’s technologies, product line-up, client platforms, and the market to position the Company to deliver secure and immersive gaming experiences that exceed the expectations of our global customer base. In addition, we will be evaluating strategic partnerships with companies whose technologies complement ours and create opportunities for mutually beneficial growth. The support from our new investors marks an exciting chapter for our Company.”

Prior to Mr. Wolfe’s appointment as Interim CEO, the Board of Directors accepted the resignations of Matthew Pierce, the Company’s CEO and Director, Craig Finster, the Company’s CFO, and Keyvan Penman, the Company’s Chairman, and independent directors Michelle Gahagan and Shannon Pruitt.

“The Company thanks the outgoing management team, including those officers and directors who have brought the Company to where it is today,” said Juan Carlos Barrera, the acting Chairman of the Company. “We hope to build on their accomplishments as we usher in a new era for the Company, its customers, and shareholders.”

Versus Systems remains dedicated to innovation, security, and delivering unparalleled value to its stakeholders. The Company looks forward to the opportunities that lie ahead as it continues to redefine the landscape of interactive entertainment.

For media inquiries, please contact:

Cody Slach
Gateway Group, Inc.
949-574-3860

IR@versussystems.com
or
press@versussystems.com

About Versus Systems

Versus Systems, Inc. has developed a proprietary in-game prizing and promotions engine that allows game developers and publishers to offer real-world rewards inside their games. Players can choose from a variety of rewards that match their interests, including merchandise, events, and digital goods. Versus Systems is headquartered in Los Angeles, California.

For more information, please visit www.versussystems.com